Rule 424(b)(3)
                                            File Nos. 333-74042 and 333-74042-03
PRICING SUPPLEMENT NO. 24 DATED JULY 17, 2002
(To Prospectus dated December 4, 2001 and Prospectus Supplement dated December 21, 2001)

                          COUNTRYWIDE HOME LOANS, INC.
                           Medium-Term Notes, Series K
                   Due Nine Months or More From Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                       COUNTRYWIDE CREDIT INDUSTRIES, INC.
                                Fixed Rate Notes


Trade Date:                July 17, 2002                      Book Entry:    |X|
Public Offering Price:     99.489%                            Certificated:  |_|
Agent Discount:            .450%         Principal Amount:          $750,000,000
Purchase Price:            99.039%       Proceeds, before expenses,
Original Issue Date: July 22, 2002       to Countrywide Home Loans: $742,792,500
Stated Maturity Date:      July 15, 2009 CUSIP:                        22237LMY5
Minimum Denomination:      $1,000        ISIN:                      US22237LMY55
Specified Currency:        U.S. Dollars  Common Code:                015193506
Interest Rate:             5.625%
Interest  Payment  Dates:  January 15 and July 15 of each  year,  beginning
                           January 15, 2003
Record Dates:              December 31 and June 30

Redemption:                                               Repayment:
     Check box opposite applicable paragraph: Check box opposite applicable paragraph: |X| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity. |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.

         The Notes to which this Pricing Supplement relate will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with Countrywide Home Loans' other unsecured and unsubordinated indebtedness. As of March 31, 2002, Countrywide Credit Industries did not have any secured indebtedness outstanding, and Countrywide Home Loans did not have any secured indebtedness outstanding. As of that date, Countrywide Home Loans had $17,223,739,391 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.


                           Joint Book-Running Managers

     ABN AMRO INCORPORATED   DEUTSCHE BANK SECURITIES   LEHMAN BROTHERS

                                  Lead Manager

                       COUNTRYWIDE SECURITIES CORPORATION

                                   Co-Managers

     BARCLAYS CAPITAL     BNP PARIBAS      CREDIT LYONNAIS SECURITIES

         In connection with the offering, ABN AMRO Incorporated, Deutsche Bank Securities Inc. and Lehman Brothers Inc. or their respective affiliates may over-allot or effect transactions which stabilize or maintain the market price of the Notes at a level that might not otherwise prevail. In any jurisdiction where there can only be one stabilizing agent, Lehman Brothers Inc. or its affiliates shall effect such transactions. This stabilizing, if commenced, may be discontinued at any time and will be carried out in compliance with the applicable laws, regulations and rules.



                              DESCRIPTION OF NOTES

         The following information supplements and, to the extent inconsistent with, replaces the description of the general terms and provisions of the Countrywide Home Loans Medium-Term Notes, Series K, contained in the accompanying Prospectus Supplement and Prospectus.

Reopening

         Countrywide Home Loans may, without the consent of the holders of the Notes, reopen this issue of Notes and issue additional notes of the same series with substantially similar terms (except for the issue price and issue date).

Form and Settlement

         The Notes will be represented by one or more global certificates in fully registered form. Each global certificate will be deposited with, or on behalf of, DTC and registered in the name of DTC or its nominee. Investors may elect to hold their beneficial interests in a global certificate through DTC, Clearstream Banking, societe anonyme, Luxembourg or Euroclear Bank S.A./N.V., as operator of the Euroclear System, if they are participants in such systems, or indirectly through organizations that are participants in such system. Clearstream and Euroclear will hold interests on behalf of their participants through customers' securities accounts in Clearstream's and Euroclear's names on the books of their respective depositaries, which in turn will hold such interests in customers' securities accounts in the depositaries' names on DTC's books.


                                  UNDERWRITING

     Subject to the terms of a Terms Agreement, dated as of July 17, 2002, among Countrywide Home Loans, Countrywide Credit Industries, ABN AMRO Incorporated, Deutsche Bank Securities Inc., Lehman Brothers Inc., Countrywide Securities Corporation, Barclays Capital Inc., BNP Paribas Securities Corp. and Credit Lyonnais Securities (USA) Inc. (collectively, the "Agents"), Countrywide Home Loans has agreed to sell to the Agents, and the Agents have agreed severally to purchase, the principal amounts of Notes set forth opposite their names below:

                                                              Principal Amount
                  Agents                                         of the Notes
                       ------                                ------------------
         ABN AMRO Incorporated                                  $ 150,000,000
         Deutsche Bank Securities Inc.                            150,000,000
         Lehman Brothers Inc.                                     150,000,000
         Countrywide Securities Corporation                       150,000,000
         Barclays Capital Inc.                                     50,000,000
         BNP Paribas Securities Corp.                              50,000,000
         Credit Lyonnais Securities (USA) Inc.                     50,000,000
                                                       -------------------------
                                                                $ 750,000,000

         Under the terms and conditions of the Terms Agreement, the Agents are committed to take and pay for all of the Notes, if any are taken.

         The Agents propose to offer the Notes initially at the public offering price set forth on the cover page of this Pricing Supplement and to certain dealers at such price less a concession not in excess of .250% of the principal amount of the Notes. The Agents may allow, and the dealers may reallow, a discount not in excess of .125% of the principal amount of the Notes on sales to certain other dealers. After the initial public offering, the public offering price and other selling terms may from time to time be varied by the Agents.

         The Notes are a new issue of securities with no established trading market. Countrywide Home Loans has been advised by the Agents that they intend to make a market in the Notes, but they are not obligated to do so and may discontinue market making at any time without notice. No assurance can be given as to the liquidity of the trading market for the Notes.

         Countrywide Home Loans has agreed to indemnify the Agents against certain liabilities under the Securities Act of 1933, as amended, as described in the accompanying Prospectus Supplement.

                                                          ------------------


     You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Home Loans, Inc. and Countrywide Credit Industries, Inc. have not, and the Agents have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Home Loans, Inc. and Countrywide Credit Industries, Inc. are not, and the Agents are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Home Loans, Inc. and Countrywide Credit Industries, Inc. may have changed since that date.